                    Filed Pursuant to Rule 424(b)(3) and (c)
                             File Number 333-36152

              PROSPECTUS SUPPLEMENT NO. 3 DATED NOVEMBER 29, 2000
                        TO PROSPECTUS DATED MAY 30, 2000

                        INHALE THERAPEUTIC SYSTEMS, INC.
                                  $230,000,000
                                       OF
                       5% CONVERTIBLE SUBORDINATED NOTES
                              DUE FEBRUARY 8, 2007
                                      AND
                        5,996,610 SHARES OF COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements the prospectus dated May 30, 2000 of Inhale Therapeutic Systems, Inc. relating to the public offering and sale by selling security holders described below. This prospectus supplement contains information on ownership of principal amount of notes beneficially owned and offered and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                                 RECENT EVENTS

    Inhale's Board of Directors declared a two-for-one split of the oustanding shares of our common stock for all holders of record as of the close of business on August 1, 2000 which was effected in the form of a stock dividend resulting in a reduction by one-half of the conversion price per share and an increase in the number of shares of our common stock issuable upon conversion of the notes. As of August 2, 2000 the notes became convertible at a conversion price of $38.355 per share. All share numbers in this supplement have been adjusted to give effect to the two-for-one stock split.

                            SELLING SECURITY HOLDERS

    The table on pages 41, 42, 43 and 44 of the prospectus setting forth information concerning the selling security holders is amended by the addition of the following information to that table:

                                       PRINCIPAL AMOUNT
                                           OF NOTES       COMMON STOCK                   COMMON STOCK
                                         BENEFICIALLY     ISSUABLE UPON                   OWNED AFTER
                                          OWNED AND       CONVERSION OF   COMMON STOCK   COMPLETION OF
SELLING SECURITY HOLDER                   OFFERED(1)      THE NOTES(1)     OFFERED(1)    THE OFFERING
-----------------------                ----------------   -------------   ------------   -------------
Credit Suisse First Boston
 Corporation.........................     $  200,000(2)        5,214          5,214               --
Capital Markets Transaction..........      3,500,000          91,252         91,252
Chase Manhattan International........      1,000,000          26,072         26,072
GLG Market Neutral Fund..............     $6,500,000         169,469        169,469               --
Hull Overseas, Ltd...................     $  250,000           6,518          6,518               --
J.M. Hull Associates, L.P............     $  250,000           6,518          6,518               --
Minnesota Power Inc..................     $1,000,000          26,072         26,072               --
Pioneer High Yield Fund..............     $  400,000          10,428         10,428               --
Public Employee's Retirement
 Association of Colorado.............     $1,000,000          26,072         26,072               --
Van Kampen Harbor Fund...............     $2,180,000          56,837         56,837               --

------------------------------
(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us in the information regarding their notes.

(2) Amounts listed are in addition to the principal amount of notes beneficially owned and offered by the selling holder already included in the prospectus.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.